UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 16, 2004
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Item 9. Regulation FD disclosure.

On July 16, 2004 the registrant issued the following press release announcing the resignation of John T. Ruggieri:
CONTACTS:	John T. Ruggieri Senior Vice President and Chief Financial Officer 401-335-8470
Investor Relations: Financial Dynamics Cara O'Brien/Melissa Myron/Lila Sharifian 212-850-5600
FOR IMMEDIATE RELEASE
A.T. CROSS COMPANY ANNOUNCES CFO TO RESIGN

Lincoln, RI - July 16, 2004 - A.T. Cross Company (AMEX: ATX) today announced that John T. Ruggieri, Senior Vice President, Treasurer, Chief Financial Officer, and President of the Pen Computing Group, has resigned, effective August 11, 2004, to pursue other career opportunities.

Mr. Ruggieri will be assuming the role of Executive Vice President and Chief Financial Officer at Emissive Energy Corporation, a privately owned manufacturer of high quality, LED lighting products, located in North Kingston, Rhode Island.

Mr. Ruggieri joined the Company in 1980 as Internal Audit and Tax Manager. During his tenure at the Company, Mr. Ruggieri held several financial and operational positions, including that of CFO which he began in 1997.

Commenting on Mr. Ruggieri's departure, David G. Whalen, President and Chief Executive Officer of A.T. Cross, said, "John has dedicated the majority of his career to A.T. Cross. We thank him for all his contributions and wish him the very best in his new endeavor. We are committed to a seamless transition and we will be commencing a search shortly for a new CFO."

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: July 16, 2004	JOHN T. RUGGIERI (John T. Ruggieri) Senior Vice President and Chief Financial Officer